Exhibit 99.1

In this Exhibit 99.1, the term GOV, or we or us, includes Government Properties Income Trust and its consolidated subsidiaries, unless the context otherwise requires.

EXPLANATORY NOTE

This Exhibit 99.1 amends and restates Items 6, 7 and 15 of our Annual Report on Form 10-K for the year ended December 31, 2012, or our Annual Report, which was filed with the Securities and Exchange Commission, or SEC, on February 21, 2013, to make reclassifications to our previously issued financial statements to reflect properties we sold in February 2013 and March 2013 as discontinued operations, as well as make other corresponding updates related to these discontinues operations to the disclosures previously provided in those items of our Annual Report.

This update is limited in scope as described above and does not amend, update, or change any other items or disclosures contained in our Annual Report.  Accordingly, all other items of our Annual Report that remain unaffected are omitted in this filing.  Except as described in the preceding paragraph, we do not purport by the Current Report on Form 8-K to which this exhibit is attached or this Exhibit 99.1 incorporated by reference therein to update any of the information contained in our Annual Report.

Index to Exhibit 99.1	Page Number

Selected Financial Data	1
Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
Financial Statements	F-1

Item 6.  Selected Financial Data

The following table sets forth selected financial data for the periods and dates indicated.  This data should be read in conjunction with, and is qualified in its entirety by reference to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and accompanying notes included in this Exhibit 99.1.  The consolidated operating information for the years ended, and the balance sheet information as of, December 31, 2012, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements for the period of time for which we have been a separate public company and from certain financial information of Commonwealth REIT, or CWH, for periods prior to our becoming a separate public company. The consolidated operating information for the year ended December 31, and the balance sheet information as of December 31, 2008 have been derived from the financial statements of CWH. The selected financial data below does not necessarily reflect what our results of operations and financial position would have been if we had operated as a stand alone company during all periods presented, and should not be relied upon as an indicator of our future performance.

We have reclassified our historical audited consolidated financial statements and selected financial data to report certain properties sold during 2013 as discontinued operations in accordance with the Presentation of Financial Statements Topic of The FASB Accounting Standards CodificationTM.  In accordance with this Topic, we have reported results of operations from these properties as discontinued operations for each period presented in the financial statements included in this Exhibit 99.1.  This reclassification had no effect on our reported net income or net income available for common shareholders for any period presented.  Amounts are in thousands, except per share data.

	2012	2011	2010	2009	2008
Operating information
Rental income	$209,247	$176,379	$116,345	$79,161	$75,517
Expenses:
Real estate taxes	23,202	19,136	12,093	8,546	7,960
Utility expenses	16,418	14,805	8,929	6,325	6,229
Other operating expenses	38,155	31,234	19,746	12,436	12,251
Depreciation and amortization	50,590	39,426	24,063	15,172	14,182
Acquisition related costs	1,614	3,504	5,582	1,032	—
General and administrative	12,202	10,746	7,007	4,058	2,984
Total expenses	142,181	118,851	77,420	47,569	43,606
Operating income	67,066	57,528	38,925	31,592	31,911
Interest and other income	29	104	103	53	37
Interest expense	(16,892)	(12,057)	(7,351)	(5,556)	(141)
Loss on extinguishment of debt	—	—	(3,786)	—	—
Equity in earnings (losses) of an investee	316	139	(1)	(15)	—
Income before income tax expense	50,519	45,714	27,890	26,074	31,807
Income tax expense	(159)	(203)	(167)	(93)	—
Income from continuing operations	50,360	45,511	27,723	25,981	31,807
Discontinued operations:
Income (loss) from discontinued operations	(400)	486	72	—	—
Net income	$49,960	$45,997	$27,795	$25,981	$31,807

Income from continuing operations per common share	$1.04	$1.05	$0.81	$1.72	N/A
Income (loss) from discontinued operations per common share	(0.01)	0.01	—	—	N/A
Net income per common share	$1.03	$1.06	$0.81	$1.72	N/A
Common distributions paid per common share	$1.69	$1.67	$1.62	$0.50	N/A

	2012	2011	2010	2009	2008
Balance sheet information
Total real estate investments (before depreciation)	$1,522,954	$1,343,581	$966,620	$576,757	$490,475
Total assets (after depreciation)	1,562,134	1,368,575	951,288	514,813	419,774
Total debt	492,627	440,883	164,428	144,375	134

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this Exhibit 99.1.

OVERVIEW

As of December 31, 2012, we owned 84 properties, including two properties classified as discontinued operations, located in 32 states and the District of Columbia containing approximately 10.2 million rentable square feet, of which 67.5% was leased to the U.S. Government, 17.0% was leased to 10 state governments, and 1.8% was leased to the United Nations, an international intergovernmental organization.  The U.S. Government, 10 state governments and the United Nations combined were responsible for 93.9% and 91.9% of our annualized rental income, as defined below, as of December 31, 2012 and 2011, respectively.

Properties Sold in 2013 Reclassified as Discontinued Operations

The changes to Items 6, 7 and 15 of our Annual Report reflected in this Exhibit 99.1 are associated with the presentation of two properties as discontinued operations arising from our sale of an office property located in Oklahoma City, OK with 185,881 rentable square feet for $16.3 million, excluding closing costs, in February 2013, and an office property located in Tucson, AZ with 31,051 rentable square feet for $2.2 million, excluding closing costs, in March 2013.

Property Operations

As of December 31, 2012, excluding two properties classified as discontinued operations, 92.9% of our rentable square feet were leased, compared to 95.1% of our rentable square feet as of December 31, 2011. Occupancy data for our properties as of December 31, 2012 and 2011 is as follows (square feet in thousands):

			Comparable
	All Properties(1)		Properties(1) (2)
	December 31,		December 31,
	2012	2011	2012	2011
Total properties (end of period)	82	69	53	53
Total square feet	10,000	8,732	6,587	6,587
Percent leased(3)	92.9%	95.1%	91.5%	95.3%

(1)             Excludes two properties classified as discontinued operations.

(2)             Based on properties we owned on December 31, 2012 and which we owned continuously since January 1, 2011.  Our comparable properties increased from 33 properties at December 31, 2011 as a result of acquisitions we completed during the year ended December 31, 2010.

(3)             Percent leased includes (i) space being fitted out for tenant occupancy pursuant to our lease agreements, if any, and (ii) space which is leased, but is not occupied or is being offered for sublease by tenants, if any, as of the measurement date.

The average annual effective rental rate per square foot, as defined below, for our properties for the years ended December 31, 2012 and 2011 are as follows:

	Year ended December 31,
	2012	2011
Average annual effective rental rate per square foot:(1)
All properties	$24.75	$24.78
Comparable properties (2)	$24.43	$24.28

(1)             Average annual effective rental rate per square foot represents total rental income during the period specified divided by the average rentable square feet leased during the period specified. Excludes two properties classified as discontinued operations.

(2)             Comparable properties for the year ended December 31, 2012 consist of 53 properties we owned on December 31, 2012 and which we owned continuously since January 1, 2011 and excludes two properties classified as discontinued operations.

We currently believe that U.S. property leasing market conditions are slowly improving, but remain weak in many U.S. markets. Our historical experience, including that of our predecessor CWH, with respect to properties of the type we own that are majority leased to government tenants has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating their operations. We believe that current budgetary pressures may cause increased demand for leased space by government tenants, as opposed to new buildings built on behalf of government tenants. However, these same increased budgetary pressures upon the U.S. Government and state governments could also result in a decrease in government employment, an increase in space utilization rates by government tenants and consolidation of operations into government owned properties, thereby reducing the need for government leased space. Accordingly, we are unable to reasonably project what the financial impact of market conditions will be on our financial results for future periods.

As of December 31, 2012, excluding two properties classified as discontinued operations, leases totaling 272,042 rentable square feet are scheduled to expire through March 31, 2013.  Based upon current market conditions and tenant negotiations for leases scheduled to expire through March 31, 2013, we expect that rental rates we are likely to achieve on new or renewed leases will, in the aggregate and on a weighted average basis, be higher than the rates currently being paid, thereby generally resulting in higher revenue from the same space absent an increase in vacancies.  However, we cannot assure that the rental rates we expect will occur or that we will not experience material declines in our rental income due to vacancies upon lease expirations.  Prevailing market conditions at the time our leases expire will generally determine lease renewals and rental rates for space in our properties; and market conditions are generally beyond our control.  As of December 31, 2012, lease expirations at our properties, excluding two properties classified as discontinued operations, by year are as follows (square feet and dollars in thousands):

	Number	Expirations			Annualized
	of	of Occupied		Cumulative	Rental		Cumulative
	Tenants	Square	Percent	Percent	Income	Percent	Percent
Year(1)	Expiring	Feet(2)	of Total	of Total	Expiring(3)	of Total	of Total
2013	42	797	8.6%	8.6%	$17,919	8.2%	8.2%
2014	30	445	4.8%	13.4%	8,543	3.9%	12.1%
2015	40	1,299	14.0%	27.4%	29,470	13.5%	25.6%
2016	35	805	8.7%	36.1%	25,300	11.6%	37.2%
2017	29	619	6.7%	42.8%	12,236	5.6%	42.8%
2018	21	1,029	11.1%	53.9%	27,231	12.5%	55.3%
2019	14	1,277	13.8%	67.7%	29,603	13.6%	68.9%
2020	15	759	8.2%	75.9%	21,402	9.8%	78.7%
2021	7	897	9.7%	85.6%	17,400	8.0%	86.7%
2022 and thereafter	17	1,359	14.4%	100.0%	28,930	13.3%	100.0%
Total	250	9,286	100.0%		$218,034	100.0%

Weighted average remaining lease term (in years)		5.6			5.5

(1)                                     The year of lease expiration is pursuant to current contract terms. Some government tenants have the right to vacate their space before the stated expirations of their leases. As of December 31, 2012, government tenants occupying approximately 8.7% of our rentable square feet and responsible for approximately 7.1% of our annualized rental income as of December 31, 2012 have currently exercisable rights to terminate their leases before the stated expirations. Also in 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, early termination rights become exercisable by other tenants who currently occupy an additional approximately 3.5%, 4.0%, 0.6%, 6.6%, 2.5%, 1.1%, 3.7% and 0.6% of our rentable square feet, respectively, and contribute an additional approximately 3.0%, 4.5%, 0.5%, 9.5%, 3.4%, 1.4%, 4.2% and 0.7% of our annualized rental income, respectively, as of December 31, 2012.  In January 2013, we were notified by one of our tenants representing approximately 1.0% of our rentable square feet and responsible for approximately 0.9% of our annualized rental income as of December 31, 2012, that it intends to exercise its right to vacate its space in July 2013 prior to the stated expiration of its lease in January 2015. In addition, as of December 31, 2012, 12 of our state government tenants have currently exercisable rights to terminate their leases if these states do not appropriate rent in their respective annual budgets. These 12 tenants occupy approximately 7.7% of our rentable square feet and contribute approximately 7.7% of our annualized rental income as of December 31, 2012.

(2)                                     Occupied square feet is pursuant to leases existing as of December 31, 2012, and includes (i) space being fitted out for tenant occupancy pursuant to our lease agreements, if any, and (ii) space which is leased, but is not occupied or is being offered for sublease by tenants, if any.

(3)                                     Annualized rental income is defined as the annualized contractual base rents from our tenants pursuant to our lease agreements with them as of December 31, 2012, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to us, and excluding lease value amortization.

Acquisition and Disposition Activities (dollar amounts in thousands)

During the year ended December 31, 2012, we acquired 13 properties for an aggregate purchase price of $213,974, excluding acquisition related costs.  We acquired these properties at a range of capitalization rates from 7.4% to 9.4%, with a weighted average (by purchase price) capitalization rate of 8.2%.  We calculate the capitalization rate for property acquisitions as the ratio of (x) annual straight line rental income, excluding the impact of above and below market lease amortization, based on leases then in effect at the acquisition date, less estimated annual property operating expenses, excluding depreciation and amortization expense, to (y) the acquisition purchase price, including assumed debt and excluding acquisition costs.

In January and February 2013, we entered agreements to sell two office properties. The net book value of these two properties, net of a $494 loss on asset impairment recorded in the three months ended December 31, 2012, totaled $10,084 at December 31, 2012.  In February 2013, we sold one of these properties, located in Oklahoma City, OK with 185,881 rentable square feet, for $16,300, excluding closing costs, and recognized a gain on sale of $8,198. In March 2013, we sold the other office property, located in Tucson, AZ with 31,051 rentable square feet, for $2,189, excluding closing costs, and recognized a loss on sale of $30.

For more information about these transactions, please see Note 4 to the Notes to our Consolidated Financial Statements included in this Exhibit 99.1.

Our strategy related to property acquisitions and dispositions is described under “Business — Our Growth Strategy” in our Annual Report.  Although we currently have no properties under contract to acquire, we continue to explore and evaluate for possible acquisition additional properties that are majority leased to government tenants; however, we cannot assure that we will reach any agreement to acquire such properties.

Although we may offer for sale additional properties on occasion, we do not currently plan to dispose of any of our properties.  Future changes in market conditions, property performance or our plans with regard to particular properties may change our disposition strategy.

RESULTS OF OPERATIONS (dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2012, Compared to Year Ended December 31, 2011

	Comparable Properties Results (1)				Acquired Properties Results (2)				Consolidated Results
	Year Ended December, 31				Year Ended December, 31				Year Ended December 31,
			$	%			$	%			$	%
	2012	2011	Change	Change	2012	2011	Change	Change	2012	2011	Change	Change

Rental income	$146,866	$153,428	$(6,562)	(4.3)%	$62,381	$22,951	$39,430	171.8%	$209,247	$176,379	$32,868	18.6%
Operating expenses:
Real estate taxes	17,159	16,982	177	1.0%	6,043	2,154	3,889	180.5%	23,202	19,136	4,066	21.2%
Utility expenses	11,219	13,033	(1,814)	(13.9)%	5,199	1,772	3,427	193.4%	16,418	14,805	1,613	10.9%
Other operating expenses	26,975	27,717	(742)	(2.7)%	11,180	3,517	7,663	217.9%	38,155	31,234	6,921	22.2%
Total operating expenses	55,353	57,732	(2,379)	(4.1)%	22,422	7,443	14,979	201.2%	77,775	65,175	12,600	19.3%

Net operating income (3)	$91,513	$95,696	$(4,183)	(4.4)%	$39,959	$15,508	$24,451	157.7%	131,472	111,204	20,268	18.2%

Other expenses
Depreciation and amortization									50,590	39,426	11,164	28.3%
Acquisition related costs									1,614	3,504	(1,890)	(53.94)%
General and administrative									12,202	10,746	1,456	13.5%
Total other expenses									64,406	53,676	10,730	20.0%
Operating income									67,066	57,528	9,538	16.6%
Interest and other income									29	104	(75)	(72.1)%
Interest expense (including net amortization of debt premiums and deferred financing fees of $1,332 and $1,045, respectively)									(16,892)	(12,057)	(4,835)	40.1%
Equity in earnings of an investee									316	139	177	127.3%
Income from continuing operations before income tax expense									50,519	45,714	4,805	10.5%
Income tax expense									(159)	(203)	44	(21.7)%
Income from continuing operations									50,360	45,511	4,849	10.7%
Discontinued operations:
Income (loss) from discontinued operations									(400)	486	(886)	(182.3)%
Net income									$49,960	$45,997	$3,963	8.6%

Weighted average common shares outstanding									48,617	43,368	5,249	12.1%

Income from continuing operations per common share									$1.04	$1.05	$(0.01)	(1.0)%
Income from discontinued operations per common share									(0.01)	0.01	(0.02)	(200.0)%
Net income per common share									$1.03	$1.06	$(0.03)	(2.8)%

Calculation of Funds From Operations and Normalized Funds From Operations (4)

Net income									$49,960	$45,997
Depreciation and amortization from continuing operations									50,590	39,426
Depreciation and amortization from discontinued operations									576	663
Loss on asset impairment from discontinued operations									494	—
Funds from operations									101,620	86,086
Acquisition related costs									1,614	3,504
Normalized funds from operations									$103,234	$89,590

Funds from operations per common share									$2.09	$1.99
Normalized funds from operations per common share									$2.12	$2.07

(1)                                        Comparable properties consist of 53 properties we owned on December 31, 2012 and which we owned continuously since January 1, 2011 and excludes two properties classified as discontinued operations.

(2)                                        Acquired properties consist of the 29 and 16 (which 16 are included in the previously referenced 29) properties we owned on December 31, 2012 and December 31, 2011, respectively, and which we acquired during the period from January 1, 2011 to December 31, 2012.

(3)                                        We calculate net operating income, or NOI, as shown above. We define NOI as income from our real estate less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions.  We consider NOI to be an appropriate supplemental measure to net income because it may help both investors and management to understand the operations of our properties. We use NOI internally to evaluate individual and company wide property level performance, and we believe that NOI provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods. The calculation of NOI excludes certain components of net income in order to provide results that are more closely related to our properties’ results of operations. NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as an indicator of our financial performance or liquidity, nor is this measure necessarily indicative of sufficient cash flow to fund all of our needs. We believe that NOI may facilitate an understanding of our consolidated historical operating results. This measure should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in our Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other real estate investment trusts, or REITs, and real estate companies may calculate NOI differently than we do.

(4)                                        We calculate funds from operations, or FFO, and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization and loss on asset impairment, as well as other adjustments currently not applicable to us. Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude acquisition related costs. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods. FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and term loan agreements, the availability of debt and equity capital to us, our expectation of our future capital requirements and operating performance, and our expected needs and availability of cash to pay our obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. We believe that FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in our Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

We refer to the 53 properties we owned on December 31, 2012 and which we have owned continuously since January 1, 2011, excluding two properties classified as discontinued operations, as comparable properties.  We refer to the 29 and 16 (which 16 are included in the previously referenced 29) properties that we owned as of December 31, 2012 and 2011, respectively, which we purchased during the period from January 1, 2011 to December 31, 2012, as acquired properties.  Our consolidated income statement for the year ended December 31, 2012 includes the operating results of 16 acquired properties for the entire year and 13 acquired properties for less than the entire year, as we purchased those 16 properties prior to January 1, 2012 and we purchased those 13 properties during that period.  Our consolidated income statement for the year ended December 31, 2011 includes the operating results of 16 acquired properties for less than the entire year, as those properties were purchased during 2011.

References to changes in the income and expense categories below relate to the comparison of consolidated results for the year ended December 31, 2012, compared to the year ended December 31, 2011.

Rental income.  The increase in rental income reflects the effects of acquired properties, partially offset by lower revenues for comparable properties.  Rental income for acquired properties increased $9,202 from properties acquired during 2012 and $30,228 from properties acquired during 2011.  Rental income for comparable properties decreased primarily due to a decrease in occupancy at two of our properties, partially offset by the effect of net rental increases at certain of our other properties.  Rental income includes non-cash straight line rent adjustments totaling $3,553 in 2012 and $1,729 in 2011 and amortization of acquired leases and assumed lease obligations totaling ($1,812) in 2012 and ($498) in 2011.

Real estate taxes.  The increase in real estate taxes primarily reflects the effects of acquired properties.  Real estate taxes for acquired properties increased $806 from properties acquired during 2012 and $3,083 from properties acquired during 2011.  Real estate taxes for comparable properties increased slightly due to the combined effects of higher tax assessments at certain of our properties, partially offset by lower assessed values from successful property tax appeals at certain of our other properties.

Utility expenses.  The increase in utility expenses reflects the effects of acquired properties, partially offset by lower utility expenses for comparable properties.  Utility expenses for acquired properties increased $521 from properties acquired during 2012 and $2,906 from properties acquired during 2011.  Utility expenses at comparable properties declined due to decreased tenant usage as a result of the warmer than normal temperatures experienced in many parts of the United States in early 2012, a decrease in usage at certain of our properties as a result of increased vacancies and the impact of energy conservation efforts at certain of our properties.

Other operating expenses.  Other operating expenses consist of property management fees, salaries and benefit costs of property level personnel, repairs and maintenance expense, cleaning expense and other direct costs of operating our properties. The increase in other operating expenses reflects the effects of acquired properties, partially offset by lower expenses for comparable properties.  Other operating expenses for acquired properties increased $1,457 for properties acquired during 2012 and $6,206 for properties acquired during 2011.  Other operating expenses at comparable properties decreased primarily as a result of lower snow removal costs at certain of our properties, partially offset by higher repair and maintenance expense at certain of our properties.

Depreciation and amortization.  The increase in depreciation and amortization reflects the effect of property acquisitions and improvements made to certain of our properties since January 1, 2011.  Depreciation and amortization for acquired properties increased $2,910 for properties acquired during 2012 and $9,154 for properties acquired during 2011.

Acquisition related costs.  Acquisition related costs represent legal and due diligence costs incurred in connection with our acquisition activity during 2012 and 2011.

General and administrative.  General and administrative expenses consist of fees pursuant to our business management agreement with Reit Management & Research LLC, or RMR, equity compensation expense, legal and accounting fees, Trustees’ fees and expenses, securities listing and transfer agency fees and other costs relating to our status as a publicly traded company.  The increase in general and administrative expenses primarily reflects and results from our property acquisitions since January 1, 2011.

Interest and other income.  The decrease in interest and other income is primarily the result of a smaller average amount of investable cash in 2012 compared to 2011.

Interest expense.  The increase in interest expense reflects a larger average outstanding debt balance during 2012 compared to 2011, partially offset by a lower weighted average interest rate in 2012.

Equity in earnings of an investee.  Equity in earnings of an investee represents our proportionate share of earnings from our investment in Affiliates Insurance Company, or AIC.

Income tax expense.  The decrease in income tax expense is a result of lower state income taxes in 2012 compared to 2011.

Income from discontinued operations.  The decrease in income from discontinued operations primarily reflects a decrease in occupancy during 2012 at one of the two properties classified as discontinued operations.

Loss on asset impairment from discontinued operations.  Loss on asset impairment from discontinued operations in 2012 reflects the write down to estimated fair value one property that we entered an agreement to sell in February 2013.

Net income.  Our net income increased in 2012 as compared to 2011 as a result of the changes noted above.  On a per share basis, net income in 2012 is lower as compared to 2011 principally due to our issuance of common shares pursuant to public offerings in 2012 and 2011.

Year Ended December 31, 2011, Compared to Year Ended December 31, 2010 (dollar amounts in thousands, except per share amounts)

	Comparable Properties Results (1)				Acquired Properties Results (2)				Consolidated Results
	Year Ended December, 31				Year Ended December, 31				Year Ended December, 31
			$	%			$	%			$	%
	2011	2010	Change	Change	2011	2010	Change	Change	2011	2010	Change	Change

Rental income	$87,248	$88,444	$(1,196)	(1.4)%	$89,131	$27,901	$61,230	219.5%	$176,379	$116,345	$60,034	51.6%
Operating expenses:
Real estate taxes	8,878	9,157	(279)	(3.0)%	10,258	2,936	7,322	249.4%	19,136	12,093	7,043	58.2%
Utility expenses	6,604	6,646	(42)	(0.6)%	8,201	2,283	5,918	259.2%	14,805	8,929	5,876	65.8%
Other operating expenses	15,083	14,797	286	1.9%	16,151	4,949	11,202	226.3%	31,234	19,746	11,488	58.2%
Total operating expenses	30,565	30,600	(35)	(0.1)%	34,610	10,168	24,442	240.4%	65,175	40,768	24,407	59.9%

Net operating income (3)	$56,683	$57,844	$(1,161)	(2.0)%	$54,521	$17,733	$36,788	207.5%	111,204	75,577	35,627	47.1%

Other expenses
Depreciation and amortization									39,426	24,063	15,363	63.8%
Acquisition related costs									3,504	5,582	(2,078)	(37.2)%
General and administrative									10,746	7,007	3,739	53.4%
Total other expenses									53,676	36,652	17,024	46.4%
Operating income									57,528	38,925	18,603	47.8%
Interest and other income									104	103	1	1.0%
Interest expense (including net amortization of debt premiums and deferred financing fees of $1,045 and $2,283, respectively)									(12,057)	(7,351)	(4,706)	64.0%
Loss on extinguishment of debt									—	(3,786)	3,786	(100.0)%
Equity in earnings (losses) of an investee									139	(1)	140	n/m
Income from continuing operations before income tax expense									45,714	27,890	17,824	63.9%
Income tax expense									(203)	(167)	(36)	21.6%
Income from continuing operations									45,511	27,723	17,788	64.2%
Discontinued operations:
Income from discontinued operations									486	72	414	575.0%
Net income									$45,997	$27,795	$18,202	65.5%

Weighted average common shares outstanding									43,368	34,341	9,027	26.3%

Income from continuing operations per common share									$1.05	$0.81	$0.24	29.6%
Income from discontinued operations per common share									0.01	—	0.01	n/m
Net income per common share									$1.06	$0.81	$0.25	30.9%

Calculation of Funds From Operations and Normalized Funds From Operations (4)

Net income									$45,997	$27,795
Depreciation and amortization from continuing operations									39,426	24,063
Depreciation and amortization from discontinued operations									663	176
Funds from operations									86,086	52,034
Acquisition related costs									3,504	5,750
Loss on extinguishment of debt									—	3,786
Normalized funds from operations									$89,590	$61,570

Funds from operations per common share									$1.99	$1.52
Normalized funds from operations per common share									$2.07	$1.79

(1)                                        Comparable properties consist of 33 properties we owned on December 31, 2011 and which we owned continuously since January 1, 2010.

(2)                                        Acquired properties consist of the 36 and 20 (which 20 are included in the previously referenced 36) properties we owned on December 31, 2011 and December 31, 2010, respectively, and which we acquired during the period from January 1, 2010 to December 31, 2011 and excludes two properties acquired in 2010 and classified as discontinued operations.

We refer to the 33 properties we owned on December 31, 2011 and which we have owned continuously since January 1, 2010 as comparable properties.  We refer to the 36 and 20 (which 20 are included in the previously referenced 36) properties that we  owned as of December 31, 2011 and 2010, respectively, which we purchased during the period from January 1, 2010 to December 31, 2011, excluding two properties acquired in 2010 and classified as discontinued operations, as acquired properties.  Our consolidated income statement for the year ended December 31, 2011 includes the operating results of 20 acquired properties for the entire year and 16 acquired properties for less than the entire year, as we purchased those 20 properties prior to January 1, 2011 and we purchased those 16 properties during that period.  Our consolidated income statement for the year ended December 31, 2010 includes the operating results of 20 acquired properties for less than the entire year, as those properties were purchased during 2010.

References to changes in the income and expense categories below relate to the comparison of consolidated results for the year ended December 31, 2011, compared to the year ended December 31, 2010.

Rental income.  The increase in rental income reflects the effects of acquired properties, partially offset by lower revenues for comparable properties.   Rental income for acquired properties increased $22,951 from properties acquired during 2011 and $38,280 from properties acquired during 2010.  Rental income for comparable properties decreased primarily due to a decrease in occupancy at one of our properties and lower real estate tax expense recoveries at certain of our properties, partially offset by the effect of net rental increases at certain of our other properties.  Rental income includes non-cash straight line rent adjustments totaling $1,729 in 2011 and ($5) in 2010 and amortization of acquired leases and assumed lease obligations totaling $725 in 2011 and ($78) in 2010.

Real estate taxes.  The increase in real estate taxes primarily reflects the effects of acquired properties.  Real estate taxes for acquired properties increased $2,155 from properties acquired during 2011 and $5,167 from properties acquired during 2010.  Real estate taxes for comparable properties decreased primarily due to the effects of lower assessed values from successful property tax appeals at certain of our properties.

Utility expenses.  The increase in utility expenses reflects the effects of acquired properties.  Utility expenses for acquired properties increased $1,771 from properties acquired during 2011 and $4,146 from properties acquired during 2010.  Utility expenses for comparable properties were essentially unchanged between 2011 and 2010.

Other operating expenses.  The increase in other operating expenses reflects the effects of acquired properties in addition to a slight increase in other operating expenses for comparable properties.  Other operating expenses for acquired properties increased $3,517 for properties acquired during 2011 and $7,685 for properties acquired during 2010.  Other operating expenses for comparable properties increased primarily due to increased repair and maintenance costs at certain of our properties.

Depreciation and amortization.  The increase in depreciation and amortization reflects the effect of property acquisitions and improvements made to certain of our properties since January 1, 2010.  Depreciation and amortization for acquired properties increased $6,773 for properties acquired during 2011 and $8,347 for properties acquired during 2010.

Acquisition related costs.  Acquisition related costs represent legal and due diligence costs incurred in connection with our acquisition activity during 2011 and 2010.

General and administrative.  The increase in general and administrative expenses primarily reflects the effect of our property acquisitions since January 1, 2010.

Interest and other income.  Interest and other income is essentially unchanged between 2011 and 2010.

Interest expense.  The increase in interest expense reflects a larger average outstanding balance under our revolving credit facility in 2011 compared to 2010 and interest expense related to the mortgage notes we assumed in connection with certain of our 2010 and 2011 acquisitions, partially offset by a lower weighted average interest rate for borrowings under our revolving credit facility in 2011.

Loss on extinguishment of debt.  The loss on extinguishment of debt is the result of our write off of unamortized financing costs associated with the early termination of our $250,000 secured revolving credit facility in 2010.

Equity in earnings (losses) of an investee.   Equity in earnings (losses) of an investee represents our proportionate share of earnings (losses) from our investment in AIC.

Income tax expense.  The increase in income tax expense is a result of our higher operating income in 2011 compared to 2010 which is subject to state income taxes in certain jurisdictions.

Income from discontinued operations.  The decrease in income from discontinued operations primarily reflects the ownership of the two properties classified as discontinued operations for the entire 2011 period compared to the 2010 period, which includes the operating results for these properties less than the entire year, as these properties were acquired in 2010.

Net income.  Our net income increased in 2011 as compared to 2010 as a result of the changes noted above. On a per share basis, the percentage increase in net income in 2011 as compared to 2010 is lower due to our issuance of common shares pursuant to public offerings in 2010 and 2011.

LIQUIDITY AND CAPITAL RESOURCES

Our Operating Liquidity and Resources (dollar amounts in thousands).

Our principal source of funds to meet operating expenses and pay distributions on our common shares is rental income from our properties. We believe that our operating cash flow will be sufficient to pay our operating expenses, debt service and distributions on our common shares for the next 12 months and the foreseeable future thereafter. Our future cash flows from operating activities will depend primarily upon our ability to:

•                  maintain or increase the occupancy of, and the rental rates at, our properties;

•                  control operating cost increases at our properties; and

•                  purchase additional properties which produce cash flows from operations in excess of our cost of acquisition capital.

We generally do not intend to purchase ‘‘turn around’’ properties, or properties which do not generate positive cash flows. Our future purchases of properties which generate positive cash flow cannot be accurately projected because such purchases depend upon available opportunities which come to our attention and upon our ability to successfully acquire such properties.

Our changes in cash flows for the year ended December 31, 2012 compared to the year ended December 31, 2011 were as follows: (i) cash provided by operating activities increased from $80,487 in 2011 to $100,308 in 2012; (ii) cash used in investment activities decreased from ($390,551) in 2011 to ($232,467) in 2012; and (iii) cash provided by financing activities decreased from $310,899 in 2011 to $134,142 in 2012.

The increase in cash provided by operating activities for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was due primarily to increased operating cash flow from our acquisitions of properties after January 1, 2011 and changes in our working capital. The decrease in cash used in investing activities for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was due primarily to our acquisition of 16 properties for an aggregate purchase price of $387,491, excluding acquisition costs, during 2011, as compared to 13 properties for an aggregate purchase price of $213,626, excluding acquisition costs, during 2012. The decrease in cash provided by financing activities for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was due primarily to a decrease in borrowings under our revolving credit facility required to fund our acquisition activities during 2012 as compared to 2011.

Our Investment and Financing Liquidity and Resources (dollar amounts in thousands, except per share amounts).

In order to fund acquisitions and to meet cash needs that may result from timing differences between our receipt of rents and our desire or need to make distributions or pay operating or capital expenses, we maintain a $550,000 unsecured revolving credit facility with a group of institutional lenders. The maturity date of our revolving credit facility is October 19, 2015 and, subject to the payment of an extension fee and meeting certain other conditions, includes an option for us to extend the stated maturity date of our revolving credit facility by one year to October 19, 2016. In addition, our revolving credit facility includes a feature under which maximum borrowings may be increased to up to $1,100,000 in certain circumstances. Borrowings under our revolving credit facility bear interest at a rate of LIBOR plus a spread, which was 150 basis points as of December 31, 2012. We also pay a facility fee of 35 basis points per annum on the total amount of lending commitments under our revolving credit facility. Both the interest rate spread and the facility fee are subject to adjustment based upon changes to our credit ratings. We can borrow, repay and reborrow funds available under our revolving credit facility until maturity, and no principal repayment is due until maturity. As of December 31, 2012, the interest rate payable on borrowings under our revolving credit facility was 1.71%, and the weighted average interest rate for borrowings under our revolving credit facility was 1.75% for the year ended December 31, 2012. As of December 31, 2012 and February 19, 2013, we had $49,500 and $55,000, respectively, outstanding under our revolving credit facility and $500,500 and $495,000 available to borrow under our revolving credit facility.

On January 12, 2012, we entered into a five year $350,000 unsecured term loan. Our term loan matures on January 11, 2017, and is prepayable without penalty at any time. The amount outstanding under our term loan bears interest at a rate of LIBOR plus a spread that is subject to adjustment based upon changes to our credit ratings. As of December 31, 2012, the interest rate payable on the amount outstanding under our term loan was 1.96%. We used the net proceeds of our term loan to repay amounts outstanding under our revolving credit facility and to fund general business activities.

Our revolving credit facility agreement and our term loan agreement provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, including a change of control of us and the termination of our business management agreement with RMR. Our revolving credit facility agreement and our term loan agreement also contain a number of covenants, including covenants that restrict our ability to incur debts or to make distributions under certain circumstances and require us to maintain financial ratios and a minimum net worth. We believe we were in compliance with the terms and conditions of our revolving credit facility agreement and our term loan agreement at December 31, 2012.

On October 19, 2012, we issued 7,500,000 common shares in a public offering at a price of $23.25 per share, raising net proceeds of approximately $166,718. We used the net proceeds of this offering to repay amounts outstanding under our revolving credit facility.

We currently expect to use cash balances, borrowings under our revolving credit facility and net proceeds from offerings of equity or debt securities to fund our future operations, capital expenditures, distributions to our shareholders and any future property acquisitions. When significant amounts are outstanding under our revolving credit facility or the maturity date of our revolving credit facility or our other debts approach, we intend to explore alternatives for repaying or refinancing such amounts. Such alternatives may include incurring additional term debt, issuing new equity securities, extending the maturity date of our revolving credit facility and entering into a new revolving credit facility. Although we cannot assure that we will be successful in consummating any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, to fund future acquisitions and capital expenditures and to pay our obligations. We currently have an effective shelf registration statement that allows us to issue public securities on an expedited basis, but it does not assure that there will be buyers for such securities.

Our ability to obtain, and the costs of, our future financings will depend primarily on market conditions and our creditworthiness. We have no control over market conditions. Potential investors and lenders likely will evaluate our ability to pay distributions to shareholders, fund required debt service and repay debts when they become due by reviewing our business practices and plans to balance our use of debt and equity capital so that our financial profile and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. We intend to conduct our business activities in a manner which will afford us reasonable access to capital for investment and financing activities, but we cannot assure that we will be able to successfully carry out this intention.

On each of February 24, 2012, May 24, 2012 and August 22, 2012, we paid a $0.42 per share distribution to our common shareholders. On November 21, 2012 we paid a $0.43 per share distribution to our common shareholders. We funded these distributions using cash on hand and borrowings under our revolving credit facility. On January 10, 2013, we declared a distribution payable to common shareholders of record on January 25, 2013, in the amount of $0.43 per share. We paid this distribution on February 22, 2013 using existing cash balances and borrowings under our revolving credit facility.

During the years ended December 31, 2012 and 2011, cash expenditures made and capitalized at our properties, excluding two properties classified as discontinued operations, for tenant improvements, leasing costs, building improvements and development and redevelopment activities were as follows (dollars in thousands):

	Year Ended December 31,
	2012	2011
Leasing capital(1)	$11,103	$3,848
Building improvements(2)	$4,061	$2,264
Development, redevelopment and other activities(3)	$6,474	$2,945

(1)                                     Leasing capital includes tenant improvements and other tenant inducements and leasing costs such as brokerage commissions.

(2)                                     Building improvements generally include expenditures to replace obsolete building components and expenditures that extend the useful life of existing assets.

(3)            Development, redevelopment and other activities generally include non-recurring expenditures that we believe increase the value of our properties.

Leases totaling 1,479,625 rentable square feet expired at our properties, excluding two properties classified as discontinued operations, during the year ended December 31, 2012.  During the year ended December 31, 2012, we entered into leases totaling 1,192,532 rentable square feet, which includes lease renewals of 1,094,509 rentable square feet.  The weighted average (by rentable square feet) rental rates for leases of 1,055,123 rentable square feet entered into with government tenants during the year ended December 31, 2012 increased by 10.7%, when compared to the weighted average (by rentable square feet) rental rates previously charged for the same space. The weighted average (by rentable square feet) rental rates for leases of 137,409 rentable square feet entered into with non-government tenants during the year ended December 31, 2012 decreased by 1.5% when compared to the weighted average (by rentable square feet) rental rates previously charged for the same space.

During the year ended December 31, 2012 commitments made for expenditures, such as tenant improvements and leasing costs, in connection with leasing space at our properties, excluding two properties classified as discontinued operations, were as follows (dollars in thousands, except per square foot amounts):

	New	Lease
	Leases	Renewals	Total
Rentable square feet leased during the period	98,023	1,094,509	1,192,532
Tenant leasing costs and concession commitments(1)	$6,118	$7,578	$13,696
Tenant leasing costs and concession commitments per rentable square foot	$62.41	$6.92	$7.54
Weighted average lease term (years)(2)	9.1	5.3	5.7
Total leasing costs and concession commitments per rentable square foot per year	$6.88	$1.30	$2.02

(1)                                     Includes commitments made for leasing expenditures and concessions, such as improvements, leasing commissions, tenant reimbursements and free rent.

(2)                                     Weighted based on the average annual contractual rents from our tenants pursuant to leases as of December 31, 2012, including straight line rent adjustments and estimated recurring expense reimbursements, but excluding lease value amortization.

As of December 31, 2012, our contractual obligations were as follows (dollars in thousands):

	Payments Due by Period
		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Long term debt obligations	$490,477	$1,933	$100,263	$376,016	$12,265
Tenant related obligations(1)	9,538	8,866	614	19	39
Projected interest expense(2)	56,169	15,392	29,345	10,154	1,278
Total	$556,184	$26,191	$130,222	$386,189	$13,582

(1)                                     Committed tenant related obligations include leasing commissions and tenant improvements and are based on leases executed through December 31, 2012.

(2)                                     Projected interest expense is attributable to only our long term debt obligations as of December 31, 2012 at existing rates and is not intended to project future interest costs which may result from debt prepayments, new debt issuances or changes in interest rates.

Off Balance Sheet Arrangements

As of December 31, 2012, we had no off balance sheet arrangements that have had or that we expect would be reasonably likely to have a future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Debt Covenants (dollars in thousands)

Our principal debt obligations at December 31, 2012 were our $550,000 revolving credit facility, our $350,000 term loan and four secured mortgage loans assumed in connection with certain of our acquisitions. Our mortgage loans are non-recourse and do not contain any material financial covenants. Our revolving credit facility agreement and our term loan agreement contain a number of covenants which restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and generally require us to maintain certain financial ratios. Our revolving credit facility agreement and our term loan agreement provide for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default or upon a change of control of us, including a change in our management by RMR. We believe we were in compliance with all of our covenants under our revolving credit facility agreement and our term loan agreement at December 31, 2012.

Our revolving credit facility agreement and our term loan agreement contain cross default provisions, which are generally triggered upon default of any of our other debts of at least $25,000 or more that are recourse debts and to any other debts of $50,000 or more that are non-recourse debts. Termination of our business management agreement or property management agreement with RMR would cause a default under our revolving credit facility agreement and our term loan agreement, if not approved by the majority of our lenders.

Related Person Transactions (dollars in thousands)

We have relationships and historical and continuing transactions with our Trustees, our executive officers, RMR, CWH, AIC and other companies to which RMR provides management services and others affiliated with them. For example, we have no employees and personnel and various services we require to operate our business are provided to us by RMR pursuant to management agreements; and RMR is owned by our Managing Trustees. Also, as a further example, we have or had relationships with other companies to which RMR provides management services and which have trustees, directors and officers who are also trustees, directors or officers of ours or RMR, including: CWH, which is our former parent and is our largest shareholder and from which we have previously purchased properties that are majority leased to government tenants; and we, RMR, CWH and five other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company, and we and the other shareholders of AIC have property insurance in place providing $500,000 of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. For further information about these and other such relationships and related person transactions, please see Note 5 to the Notes to our Consolidated Financial Statements included in this Exhibit 99.1, and the section captioned ‘‘Business’’ in Part I, Item 1 of our Annual Report. In addition, for more information about these transactions and relationships and about the risks that may arise as a result of these and other related person transactions and relationships, please see elsewhere in this Exhibit 99.1, including ‘‘Warning Concerning Forward Looking Statements’’ and in our Annual Report, including Part I, Item 1A, ‘‘Risk Factors.’’ Copies of certain of our agreements with these related parties, including our business management agreement and property management agreement with RMR, various agreements we have entered with CWH and our shareholders agreement with AIC and its shareholders, are publicly available as exhibits to our public filings with the SEC and accessible at the SEC’s website at www.sec.gov.

We believe that our agreements with RMR, CWH and AIC are on commercially reasonable terms. We also believe that our relationships with RMR, CWH and AIC and their affiliated and related persons and entities benefit us and, in fact, provide us with competitive advantages in operating and growing our business.

Critical Accounting Policies

Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates are consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

•                  allocation of purchase prices among various asset categories and the related impact on the recognition of rental income and depreciation and amortization expenses; and

•                  assessment of the carrying values and impairments of long lived assets.

We allocate the acquisition cost of each property investment to various property components such as land, buildings and improvements and intangibles based on their fair values, and each component generally has a different useful life. For real estate acquired, we record building, land and improvements, and, if applicable, the value of acquired in place leases, the fair market value of above or below market leases and customer relationships at fair value. We allocate the excess, if any, of the consideration over the fair value of assets acquired to goodwill. We base purchase price allocations and the determination of useful lives on our estimates and, under some circumstances, studies from independent real estate appraisal firms to provide market information and evaluations that are relevant to management’s purchase price allocations and determinations of useful lives; however, management is ultimately responsible for the purchase price allocations and determination of useful lives.

We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. We do not depreciate the allocated cost of land. We amortize capitalized above market lease values as a reduction to rental income over the terms of the respective leases. We amortize capitalized below market lease values as an increase to rental income over the terms of the respective leases. We amortize the value of acquired in place leases exclusive of the value of above market and below market acquired in place leases to expense over the periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.

We periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy or our decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its fair value. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

These policies involve significant judgments made based upon experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions, changing government priorities and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own or decrease the carrying values of our assets.

Impact of Inflation

Inflation in the past several years in the United States has been modest. Future inflation might have either positive or negative impacts on our business. Inflation might cause the value of our real estate to increase. Inflation might also cause our costs of equity and debt capital and operating costs to increase. An increase in our capital costs or in our operating costs may result in decreased earnings unless it is offset by increased revenues. Our U.S. Government leases generally provide for annual rent increases based on a cost of living indexed adjustment to certain historical costs which may mitigate the adverse impact of those increased costs, although such rent increases may not completely offset the cost increases which we experience as a result of inflation.

To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future. The decision to enter into these agreements will be based on various factors, including the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur, the costs of and our expected benefit from these agreements and upon requirements of our borrowing arrangements. At present we have no such hedge arrangements.

Impact of Climate Change

The current political debate about climate change has resulted in various treaties, laws and regulations which are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase in the future. In an effort to reduce the effects of any increased energy costs in the future, we and our manager, RMR, continuously study ways to improve the energy efficiency at all of our properties. RMR is a member of the Energy Star Partner program, a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy which is focused on promoting energy efficiency at commercial properties through its ‘‘Energy Star’’ label program, and a member of the U.S. Green Building Council, a nonprofit organization focused on promoting energy efficiency at commercial properties through its leadership in energy and environmental design, or LEED®, green building certificate program. We do not expect the direct impact of these possible increases in energy costs resulting from laws designed to address climate change to be material to our results of operations because most of the increased costs either may be the responsibility of our tenants directly or in large part may be passed through by us to our tenants as additional lease payments; however, for certain of our leases, we may be unable to pass through such increased amounts. Although we do not believe it is likely in the foreseeable future, laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition and results of operations.

There have recently been severe weather activities in different parts of the country that some observers believe evidence global climate change, including the recent Hurricane Sandy that impacted portions of the eastern United States in October 2012. Such severe weather that may result from climate change may have an adverse effect on individual properties we own. We mitigate these risks by owning a diversified portfolio of properties and by procuring insurance coverage we believe adequate to protect us from material damages and losses from such activities. However, there can be no assurance that our mitigation efforts will be sufficient or that storms that may occur due to future climate change or otherwise could not have a material adverse effect on our business.

Item 15.  Exhibits and Financial Statement Schedules

(a)                                 Index to Financial Statements and Financial Statement Schedules

The following consolidated financial statements and financial statement schedule of Government Properties Income Trust are included on the pages indicated:

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

(b)                                 The exhibits listed in the exhibit index beginning on page 64 of our Annual Report, filed with the SEC on February 21, 2013, which include management contracts, compensatory plans and arrangements required to be filed as exhibits to our Annual Report by Item 601(b)(10) of Regulation S-K, are filed as part of this Exhibit 99.1, as updated by the following revised exhibits:

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP.

101.1

The following materials from Government Properties Income Trust’s Current Report on Form 8-K dated July 12, 2013 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Income and Comprehensive Income, (iii) the Consolidated Statements of Shareholders’ Equity, (iv) the Consolidated Statements of Cash Flows, and (v) related notes to these financial statements, tagged as blocks of text and in detail.

Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Government Properties Income Trust

We have audited the accompanying consolidated balance sheets of Government Properties Income Trust (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Government Properties Income Trust at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Government Properties Income Trust’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 21, 2013, except for Note 4, as to which the date is July 12, 2013

GOVERNMENT PROPERTIES INCOME TRUST

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2012	2011
ASSETS
Real estate properties:
Land	$243,611	$223,559
Buildings and improvements	1,279,343	1,120,022
	1,522,954	1,343,581
Accumulated depreciation	(175,052)	(156,274)
	1,347,902	1,187,307

Net assets of discontinued operations	10,278	11,367
Acquired real estate leases, net	144,401	117,173
Cash and cash equivalents	5,255	3,272
Restricted cash	1,553	1,736
Rents receivable, net	28,997	28,820
Deferred leasing costs, net	7,661	3,074
Deferred financing costs, net	5,718	5,550
Other assets, net	10,369	10,276
Total assets	$1,562,134	$1,368,575

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$49,500	$345,500
Unsecured term loan	350,000	—
Mortgage notes payable	93,127	95,383
Net liabilities of discontinued operations	102	443
Accounts payable and accrued expenses	19,106	20,527
Due to related persons	3,719	4,071
Assumed real estate lease obligations, net	19,129	10,983
Total liabilities	534,683	476,907

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 70,000,000 shares authorized, 54,643,888 and 47,051,650 shares issued and outstanding, respectively	547	471
Additional paid in capital	1,103,982	935,438
Cumulative net income	137,293	87,333
Cumulative other comprehensive income	99	77
Cumulative common distributions	(214,470)	(131,651)
Total shareholders’ equity	1,027,451	891,668
Total liabilities and shareholders’ equity	$1,562,134	$1,368,575

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(amounts in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Rental income	$209,247	$176,379	$116,345

Expenses:
Real estate taxes	23,202	19,136	12,093
Utility expenses	16,418	14,805	8,929
Other operating expenses	38,155	31,234	19,746
Depreciation and amortization	50,590	39,426	24,063
Acquisition related costs	1,614	3,504	5,582
General and administrative	12,202	10,746	7,007
Total expenses	142,181	118,851	77,420

Operating income	67,066	57,528	38,925
Interest and other income	29	104	103

Interest expense (including net amortization of debt premiums and deferred financing fees of $1,332, $1,045 and $2,283, respectively)	(16,892)	(12,057)	(7,351)
Loss on extinguishment of debt	—	—	(3,786)
Equity in earnings (losses) of an investee	316	139	(1)
Income from continuing operations before income tax expense	50,519	45,714	27,890
Income tax expense	(159)	(203)	(167)
Income from continuing operations	50,360	45,511	27,723
Discontinued operations:
Income (loss) from discontinued operations	(400)	486	72
Net income	49,960	45,997	27,795

Other Comprehensive income:
Equity in unrealized gain of an investee	22	75	2
Other comprehensive income	22	75	2
Comprehensive income	$49,982	$46,072	$27,797

Weighted average common shares outstanding	48,617	43,368	34,341

Income from continuing operations per common share	$1.04	$1.05	$0.81
Income (loss) from discontinued operations per common share	(0.01)	0.01	—
Net income per common share	$1.03	$1.06	$0.81

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(amounts in thousands, except share data)

					Cumulative
			Cumulative	Additional	Other	Cumulative
	Number of	Common	Common	Paid In	Comprehensive	Net
	Shares	Shares	Distributions	Capital	Income	Income	Total
Balance at December 31, 2009	21,481,350	$215	$(19,333)	$357,627	$—	$13,541	$352,050
Issuance of shares, net	18,975,000	190	—	418,740	—	—	418,930
Share grants	44,450	—	—	546	—	—	546
Unrealized gain on investment in AIC	—	—	—	—	2	—	2
Net income	—	—	—	—	—	27,795	27,795
Distributions to common shareholders	—	—	(41,926)	—	—	—	(41,926)
Balance at December 31, 2010	40,500,800	405	(61,259)	776,913	2	41,336	757,397
Issuance of shares, net	6,500,000	65	—	157,805	—	—	157,870
Share grants	50,850	1	—	720	—	—	721
Unrealized gain on investment in AIC	—	—	—	—	75	—	75
Net income	—	—	—	—	—	45,997	45,997
Distributions to common shareholders	—	—	(70,392)	—	—	—	(70,392)
Balance at December 31, 2011	47,051,650	471	(131,651)	935,438	77	87,333	891,668
Issuance of shares, net	7,500,000	75	—	166,643	—	—	166,718
Share grants	92,238	1	—	1,901	—	—	1,902
Unrealized gain on investment in AIC	—	—	—	—	22	—	22
Net income	—	—	—	—	—	49,960	49,960
Distributions to common shareholders	—	—	(82,819)	—	—	—	(82,819)
Balance at December 31, 2012	54,643,888	$547	$(214,470)	$1,103,982	$99	$137,293	$1,027,451

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,960	$45,997	$27,795
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	32,348	26,886	19,180
Net amortization of debt premium and deferred financing fees	1,332	1,045	2,283
Straight line rental income	(3,553)	(1,729)	5
Amortization of acquired real estate leases	19,507	13,071	4,627
Amortization of deferred leasing costs	1,122	630	465
Other non-cash expenses	1,598	763	742
Loss on asset impairment	494	—	—
Loss on extinguishment of debt	—	—	3,786
Equity in (earnings) losses of an investee	(316)	(139)	1
Change in assets and liabilities:
Restricted cash	183	(188)	(1,548)
Deferred leasing costs	(5,183)	(2,702)	(137)
Rents receivable	3,454	(8,071)	(5,661)
Due from related persons	—	—	103
Decrease in other assets	257	(1,708)	(1,361)
Accounts payable and accrued expenses	(940)	3,909	4,433
Due to related persons	45	2,723	511
Cash provided by operating activities	100,308	80,487	55,224
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and deposits	(213,626)	(387,491)	(384,375)
Real estate improvements	(18,841)	(3,060)	(6,317)
Investment in Affiliates Insurance Company	—	—	(76)
Cash used in investing activities	(232,467)	(390,551)	(390,768)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares, net	166,718	157,870	418,930
Repayment of mortgage notes payable	(1,793)	(1,005)	(571)
Borrowings on unsecured revolving credit facility	230,500	472,500	335,000
Repayments on unsecured revolving credit facility	(526,500)	(245,000)	(361,375)
Proceeds from unsecured term loan	350,000	—	—
Financing fees	(1,964)	(3,074)	(4,962)
Distributions to common shareholders	(82,819)	(70,392)	(50,519)
Cash provided by financing activities	134,142	310,899	336,503
Increase in cash and cash equivalents	1,983	835	959
Cash and cash equivalents at beginning of year	3,272	2,437	1,478
Cash and cash equivalents at end of year	$5,255	$3,272	$2,437

Supplemental cash flow information
Interest paid	$15,469	$10,309	$4,333
Income taxes paid	117	72	145
Non-cash investing activities
Real estate acquisitions funded with the assumption of mortgage debt	—	(49,395)	(44,951)
Non-cash financing activities
Assumption of mortgage debt	$—	$49,395	$44,951
Issuance of common shares	(1,902)	(721)	(546)

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 1. Organization

Government Properties Income Trust, or the Company, we or us, was organized as a real estate investment trust, or REIT, under Maryland law on February 17, 2009 as a wholly owned subsidiary of CommonWealth REIT, or CWH. At the time of our organization, we issued 9.95 million of our common shares of beneficial interest, par value $.01 per share, or our common shares, to CWH.  On April 24, 2009, we acquired 100% ownership of our 29 initial properties, or the Initial Properties, by means of a contribution from CWH to one of our subsidiaries. On June 8, 2009, we closed on our initial public offering, or IPO, and we became a separate publicly owned company.

As of December 31, 2012, we owned 84 properties, including two properties classified as discontinued operations, or the Properties, located in 32 states and the District of Columbia containing approximately 10.2 million rentable square feet.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation.  Prior to our IPO, CWH directly or indirectly wholly owned us, and we have presented applicable transactions at CWH’s historical basis.

These consolidated financial statements include the accounts of us and our subsidiaries, all of which are 100% owned directly or indirectly by us. All intercompany transactions and balances have been eliminated.

We account for our investment in Affiliates Insurance Company, or AIC, using the equity method of accounting. Significant influence is present through common representation on the boards of trustees or directors of us and AIC. Our Managing Trustees are also owners of Reit Management & Research LLC, or RMR, which is the manager of us and AIC, and each of our Trustees is a director of AIC. See Note 5 for a further discussion of our investment in AIC.

Real Estate Properties.  As required by U.S. generally accepted accounting principles, or GAAP, we have generally adopted the accounting treatment and policies for our properties and business which were previously employed by CWH. We record our Initial Properties at cost to CWH and our other properties at our cost and provide depreciation on real estate investments on a straight line basis over estimated useful lives ranging up to 40 years. We and CWH estimated the purchase price allocations and the useful lives of our properties. In some circumstances, we and CWH engaged independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.

We and CWH allocated the purchase prices of our properties to land, building and improvements based on determinations of the relative fair values of these assets assuming the properties are vacant. We and CWH determined the fair value of each property using methods similar to those used by independent appraisers. We and CWH allocated a portion of the purchase price of our properties to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us or CWH) of the difference between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. We and CWH allocated a portion of the purchase price to acquired in place leases and tenant relationships in an amount equal to the excess of (i) the purchase price paid for each property, after adjusting existing acquired in place leases to market rental rates, over (ii) the estimated fair value of the property, as if vacant. We and CWH allocated this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease. However, we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying financial statements. In making these allocations, we considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us or CWH. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amount over the estimated life of the relationships.

We amortize capitalized above market lease values (included in acquired in place real estate leases in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in net decreases to rental income of $2,056, $725, and $78 during the years ended December 31, 2012, 2011 and 2010, respectively, and increases to discontinued operations of $244, $227 and $44 during the years ended December 31, 2012, 2011 and 2010, respectively.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

We amortize the value of acquired in place leases (included in acquired in place real estate leases in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, over the terms of the associated leases. Such amortization amounted to $17,389, $12,182 and $4,490 during the years ended December 31, 2012, 2011 and 2010, respectively.  The amount of such amortization included in income from discontinued operations totaled $306, $391 and $103 during the years ended December 31, 2012, 2011 and 2010, respectively. When a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.

Capitalized above market lease values for properties held and used in operations were $39,594 and $38,376 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of $10,892 and $7,656, respectively.  Capitalized above market lease values for properties classified as discontinued operations were $4 and $39 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of $3 and $147, respectively. Capitalized below market lease values for properties held and used in operations were $28,408 and $20,539 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of $9,279 and $9,137, respectively. Capitalized below market lease values for properties classified as discontinued operations were zero and $279 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of zero and $419, respectively.  The value of acquired in place leases for properties held and used in operations, exclusive of the value of above and below market acquired in place leases, were $148,578 and $105,507 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of $32,769 and $19,355, respectively.  The value of acquired in place leases for properties classified as discontinued operations, exclusive of the value of above and below market acquired in place leases, were $78 and $384 as of December 31, 2012 and 2011, respectively, net of accumulated amortization of $50 and $494, respectively.  Future amortization of net intangible lease assets and liabilities, excluding discontinued operations, to be recognized over the current terms of the associated leases as of December 31, 2012 are estimated to be $20,514 in 2013, $19,919 in 2014, $17,757 in 2015, $15,976 in 2016, $14,410 in 2017 and $36,696 thereafter.

We regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in the value of long lived assets. If there is an indication that the carrying value of an asset is not recoverable, we estimate the projected undiscounted cash flows to determine if an impairment loss should be recognized. We determine the amount of any impairment loss by comparing the historical carrying value to estimated fair value. We estimate fair value through an evaluation of recent financial performance and projected discounted cash flows using standard industry valuation techniques. In addition to consideration of impairment upon the events or changes in circumstances described above, we regularly evaluate the remaining lives of our long lived assets. If we change our estimate of the remaining lives, we allocate the carrying value of the affected assets over their revised remaining lives.

Cash and Cash Equivalents.  We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash.  Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts.

Deferred Leasing Costs.  Deferred leasing costs include brokerage, legal and other fees associated with the successful negotiation of leases and are amortized on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $9,395 and $5,684 at December 31, 2012 and 2011, respectively, and accumulated amortization of deferred leasing costs totaled $1,734 and $2,610 at December 31, 2012 and 2011, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2012 are estimated to be $1,316 in 2013, $1,241 in 2014, $1,177 in 2015, $1,011 in 2016, $651 in 2017 and $2,265 thereafter.

Deferred Financing Fees.  Deferred financing fees include issuance or assumption costs related to borrowings and are capitalized and amortized on a straight line basis over the terms of the respective loans. At December 31, 2012 and 2011, deferred financing fees totaled $9,335 and $7,372, respectively, and accumulated amortization of deferred financing fees totaled $3,617 and $1,822, respectively. Future amortization of deferred financing fees to be recognized with respect to our loans as of December 31, 2012 are estimated to be $1,807 in 2013, $1,803 in 2014, $1,540 in 2015, $449 in 2016, $45 in 2017 and $74 thereafter.

Revenue Recognition.  Rental income from operating leases is recognized on a straight line basis over the life of lease agreements. We increased (decreased) rental income by $3,553, $1,729 and ($5) to record revenue on a straight line basis during the years ended December 31, 2012, 2011 and 2010, respectively.  Rents receivable include $7,455 and $3,901 of straight line rent receivables at December 31, 2012 and 2011, respectively.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Income Taxes.  We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and, accordingly, we generally will not be subject to federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify as a REIT. We are, however, subject to certain state and local taxes.

Cumulative Other Comprehensive Income.  Cumulative other comprehensive income consists of the unrealized gains related to our investment in AIC, as described in Note 5.

Reclassifications.  Certain reclassifications have been made to the prior years’ financial statements to conform to the current year’s presentation.

Use of Estimates.  Preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. The actual results could differ from these estimates.

Net Income Per Share.  We compute net income per common share using the weighted average number of common shares outstanding. We had no common share equivalents during the periods presented.

Segment Reporting.  We operate in one business segment: ownership of properties that are primarily leased to government tenants.

Note 3. New Accounting Pronouncements

In January 2012, we adopted Financial Accounting Standards Board, or FASB, Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS.  This update clarified the application of existing fair value measurement requirements.  This update also required reporting entities to disclose additional information regarding fair value measurements categorized within Level 3 of the fair value hierarchy.  This update was effective for interim and annual reporting periods beginning after December 15, 2011.  The implementation of this update did not cause any material changes to the disclosures in, or presentation of, our consolidated financial statements.

In January 2012, we adopted FASB Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income.  This update eliminated the option to report other comprehensive income and its components in the statement of shareholders’ equity.  This update was intended to enhance comparability between entities that report under GAAP and to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity.  This standard was effective for interim and annual reporting periods beginning after December 15, 2011.  The implementation of this update did not cause any changes to our consolidated financial statements other than the presentation of the consolidated statements of comprehensive income.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 4. Real Estate Properties

As of December 31, 2012, we owned 82 properties, excluding two properties classified as discontinued operations, with an undepreciated carrying value, net of impairment losses, of $1,522,954. We generally lease space in our properties on a gross lease or modified gross lease basis pursuant to fixed term operating leases expiring between 2013 and 2027. Certain of our government tenants have the right to terminate their leases before the lease term expires.  Our leases generally require us to pay all or some property operating expenses and to provide all or most property management services. During the year ended December 31, 2012, we entered into 48 leases for 1,192,532 rentable square feet for a weighted average (by revenue) lease term of 5.7 years and we made commitments for approximately $13,696 of leasing related costs.  We have unspent leasing related obligations of approximately $9,538 as of December 31, 2012.

Our future minimum lease payments related to our properties, excluding two properties classified as discontinued operations (excluding real estate tax and other expense reimbursements), scheduled to be received during the current terms of the existing leases as of December 31, 2012 are as follows:

2013	$198,866
2014	189,036
2015	169,926
2016	150,565
2017	131,225
Thereafter	339,292
$1,178,910

As of December 31, 2012, excluding tenants at two properties classified as discontinued operations, government tenants who currently represent approximately 3.3% of our total future minimum lease payments have currently exercisable rights to terminate their leases before the stated expirations.  In 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, early termination rights become exercisable by other government tenants who currently represent an additional approximately 3.8%, 3.6%, 0.4%, 12.6%, 5.6%, 2.0%, 7.7% and 1.6% of our total future minimum lease payments, respectively.  In addition as of December 31, 2012, 12 of our state government tenants have the currently exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These 12 tenants represent approximately 7.1% of our total future minimum lease payments.

During the year ended December 31, 2012, we acquired 12 office properties and one office warehouse property located in nine states for an aggregate purchase price of $213,974, excluding acquisition costs.  We allocated the purchase prices of these acquisitions based on the estimated fair values of the acquired assets and assumed liabilities as follows:

								Acquired	Other
		Number of	Square	Purchase		Buildings and	Acquired	Lease	Assumed
Date	Location	Properties	Feet	Price(1)	Land	Improvements	Leases	Obligations	Liabilities
June 2012	Everett, WA	2	111,908	$20,425	$3,360	$15,376	$2,449	$(760)	$—
June 2012	Albany, NY	1	64,000	8,525	790	6,400	1,578	(243)	—
July 2012	Stockton, CA	1	22,012	8,251	563	5,470	2,218	—	—
July 2012	Atlanta, GA	1	90,688	23,666	1,390	19,635	6,983	(4,342)	—
July 2012	Ellenwood, GA	1	352,064	33,020	4,047	20,017	8,956	—	—
July 2012	Jackson, MS	1	109,819	31,314	440	25,458	8,270	(2,854)	—
September 2012	Boise, ID	3	180,952	40,150	3,390	29,026	7,734	—	—
September 2012	Kansas City, MO	1	86,739	15,700	2,776	12,070	3,425	(2,571)	(75)
November 2012	Windsor Mill, MD(2)	1	80,398	14,450	1,598	10,219	2,679	(46)	—
December 2012	Florence, KY(2) (3)	1	167,939	18,473	1,698	11,722	5,402	(349)	(273)
		13	1,266,519	$213,974	$20,052	$155,393	$49,694	$(11,165)	$(348)

(1)                                     Purchase price excludes acquisition related costs.

(2)                                     The allocation of purchase price is based upon preliminary estimates and may change based upon the completion of our analysis of acquired in place leases.

(3)                                     Pursuant to the terms of the purchase agreement for this property, the seller is entitled to up to $1,800 of additional purchase consideration based upon the property’s 2013 real estate tax assessment.  The estimated fair value (based on Level 3 inputs as defined in the fair value hierarchy under GAAP) of this additional consideration at December 31, 2012 of $273 is included in the $18,473 purchase price. Subsequent changes in the fair value of this additional consideration will be recognized in our Consolidated Statement of Income.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

In June 2012, we acquired two office properties located in Everett, WA with 111,908 rentable square feet.  These properties are 100% leased to the State of Washington and occupied by the Department of Social and Health Services.  The purchase price was $20,425, excluding acquisition costs.

Also in June 2012, we acquired an office property located in Albany, NY with 64,000 rentable square feet.  This property is 100% leased to the State of New York and occupied by the Department of Agriculture.  The purchase price was $8,525, excluding acquisition costs.

In July 2012, we acquired an office property located in Stockton, CA with 22,012 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Department of Immigration and Customs Enforcement.  The purchase price was $8,251, excluding acquisition costs.

Also in July 2012, we acquired two office properties located in Atlanta, GA and Jackson, MS and an office warehouse property located in Ellenwood, GA with a combined total of 552,571 rentable square feet.  These properties are 100% leased to the U.S. Government and occupied by the Department of Homeland Security, Immigration and Customs Enforcement, the Federal Bureau of Investigation and the National Archives and Records Administration.  The aggregate purchase price was $88,000, excluding acquisition costs.

In September 2012, we acquired three office properties located in Boise, ID with 180,952 rentable square feet.  These properties are 100% leased to the U.S. Government and occupied by the Natural Resource Center and the Department of Homeland Security.  The aggregate purchase price was $40,150, excluding acquisition costs.

Also in September 2012, we acquired an office property located in Kansas City, MO with 86,739 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Federal Bureau of Investigation.  The purchase price was $15,700, excluding acquisition costs.

In November 2012, we acquired an office property located in Windsor Mill, MD with 80,398 rentable square feet.  This property is 100% leased to two tenants, of which 97% is leased to the U.S. Government and occupied by the Centers for Medicare and Medicaid.  The aggregate purchase price was $14,450, excluding acquisition costs.

In December 2012, we acquired an office property located in Florence, KY with 167,939 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Internal Revenue Service.  The aggregate purchase price was $18,473, excluding acquisition costs and including estimated additional consideration.  The additional consideration is based upon the level of real estate tax expense growth for the year ended December 31, 2013.  The estimated fair value (Level 3 inputs as defined in the fair value hierarchy under GAAP) of this additional consideration at December 31, 2012 of $273 is included in the $18,473 purchase price. Subsequent changes in the fair value of this additional consideration will be recognized in our Consolidated Statement of Income.

In January 2013, we entered an agreement to sell an office property located in Oklahoma City, OK with 185,881 rentable square feet and a net book value of $7,992 at December 31, 2012.  In February 2013, we sold this property for $16,300, excluding closing costs, and recognized a gain on sale of $8,198.

In February 2013, we entered an agreement to sell an office property located in Tucson, AZ with 31,051 rentable square feet and a net book value of $2,092 (net of a $494 loss on impairment recognized in the fourth quarter of 2012) at December 31, 2012.  The net book value of this property at December 31, 2012 reflects the estimated fair value (Level 3 inputs as defined in the fair value hierarchy under GAAP) of the property based upon the contract purchase price as of December 31, 2012 of $2,200 less estimated closing costs.  In March 2013, we sold this property for $2,189, excluding closing costs, and recognized a loss on sale of $30.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Results of operations for properties sold are included in discontinued operations in our consolidated statements of income and comprehensive income once the criteria for discontinued operations in the Presentation of Financial Statements Topic of the FASB Accounting Standards Codification TM are met. Summarized income statement information for properties sold is as follows:

	Year Ended December 31,
	2012	2011	2010
Rental income	$1,829	$2,571	$874
Real estate taxes	(211)	(209)	(84)
Utility expenses	(392)	(511)	(135)
Other operating expenses	(403)	(550)	(191)
Depreciation and amortization	(576)	(663)	(176)
Loss on asset impairment	(494)	—	—
Acquisition related costs	—	—	(168)
General and administrative	(153)	(152)	(48)
Income (loss) from discontinued operations	$(400)	$486	$72

Note 5. Related Person Transactions

We have adopted written Governance Guidelines that address the consideration and approval of any related person transactions.  Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board of Trustees and our Board of Trustees reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum.  If there are no disinterested Trustees, the transaction must be reviewed and approved or ratified by both (1) the affirmative vote of a majority of our entire Board of Trustees and (2) the affirmative vote of a majority of our Independent Trustees.  The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board of Trustees, or disinterested Trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to us.  All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies described above.  In the case of transactions with us by RMR employees (other than our Trustees and executive officers) subject to our Code of Business Conduct and Ethics, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

We have no employees.  Personnel and various services we require to operate our business are provided to us by RMR.  We have two agreements with RMR to provide management and administrative services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations.

RMR has approximately 820 employees.  One of our Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR.  Our other Managing Trustee, Mr. Adam Portnoy, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR.  Each of our executive officers is also an officer of RMR.  CWH’s executive officers are officers of RMR.  Our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services.  Mr. Barry Portnoy serves as a managing director or managing trustee of those companies, including CWH, and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies, including CWH.  In addition, officers of RMR serve as officers of those companies.  We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

Our Board of Trustees has given our Compensation Committee, which is comprised exclusively of our Independent Trustees, authority to act on our behalf with respect to our management agreements with RMR.  The charter of our Compensation Committee requires the Committee annually to review the terms of these agreements, evaluate RMR’s performance under the agreements and renew, amend, terminate or allow to expire the management agreements.

Our business management agreement with RMR provides for payment to RMR of a business management fee at an annual rate equal to the sum of (a) with respect to properties transferred to us by CWH or another REIT to which RMR provides business

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

management or property management services, or an RMR Managed REIT, 0.5% of the historical cost of such properties to CWH or the RMR Managed REIT (accordingly, the business management fee we pay to RMR in respect of the properties so transferred would be expected to correspond to the reduction in the similar business management fee that CWH or the RMR Managed REIT pays to RMR, such that RMR would not be expected to receive an increase in the business management fees payable in aggregate by us and CWH or the RMR Managed REIT in respect of the transferred properties), plus (b) with respect to other properties we acquire, (i) 0.7% of our aggregate cost of those properties up to and including $250,000, plus (ii) 0.5% of our aggregate cost of those properties in excess of $250,000.  In addition, RMR receives an incentive fee equal to 15% of the product of (i) the weighted average of our common shares outstanding on a fully diluted basis during a fiscal year and (ii) the excess, if any, of the FFO Per Share, as defined in the business management agreement, for such fiscal year over the FFO Per Share for the preceding fiscal year.  The incentive fee is paid in our common shares and in any year shall not exceed $0.02 multiplied by the weighted average number of our common shares outstanding on a fully diluted basis during such fiscal year.  Our common shares for these purposes are valued at the average closing prices of our common shares as reported on the New York Stock Exchange, or NYSE, during the month of December of the fiscal year to which the incentive fee pertains.  The business management agreement also provides that, with certain exceptions, if we determine to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another RMR Managed REIT, we will first offer that property for purchase or disposition to that RMR Managed REIT and negotiate in good faith for such purchase or disposition.  The business management fees we paid to RMR for 2012, 2011 and 2010 were $9,077, $7,741 and $4,453, respectively.  These amounts are included in general and administrative expenses in our consolidated financial statements.  In March 2012, we issued 39,141 of our common shares to RMR for the incentive fee for 2011, and in March 2013 we expect to issue 20,230 of our common shares to RMR for the incentive fee for 2012.  No incentive fee was payable to RMR for 2010.

Our property management agreement with RMR provides for management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs.  The aggregate property management and construction supervision fees we paid to RMR for 2012, 2011 and 2010 were $7,018, $6,321 and $3,785, respectively.  These amounts are included in other operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.

RMR also provides internal audit services to us in return for our share of the total internal audit costs incurred by RMR for us and other publicly owned companies managed by RMR and its affiliates, which amounts are subject to approval by our Compensation Committee.  Our Audit Committee appoints our Director of Internal Audit.  Our pro rata share of RMR’s costs of providing this internal audit function was approximately $193, $240 and $211 for 2012, 2011 and 2010, respectively, which amounts are included in general and administrative expenses in our consolidated financial statements.  These allocated costs are in addition to the business and property management fees we paid to RMR.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf.  We are not responsible for payment of RMR’s employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR employees who provide on-site property management services and our pro rata share of the staff employed by RMR who perform our internal audit function.  Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us.  As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

Both our business management agreement with RMR and our property management agreement with RMR automatically renew for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term.  We or RMR may terminate either agreement upon 60 days’ prior written notice, and RMR may also terminate either agreement upon five business days’ notice if we undergo a change of control, as defined in the applicable agreement.  On December 10, 2012, we entered amendments to these agreements, which extended the term of the business management agreement until December 31, 2013, clarified certain currently existing policies in the business management agreement and changed certain procedures for the arbitration of disputes pursuant to these agreements.

Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, including CWH, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR and that, in the event of conflict between us and any such other company, RMR shall in its discretion determine on which party’s behalf it shall act.  RMR has also agreed not to provide business management services to any other business that is principally engaged in the business of owning properties that are majority leased to or occupied by Governmental Authorities, as defined in the business management agreement, or that are reasonably expected to be majority leased to Governmental Authorities, without the consent of our Independent Trustees.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

RMR leases from us approximately 1,400 square feet of office space for one of its regional offices.  We earned approximately $32, $31 and $14 in rental income from RMR in 2012, 2011 and 2010, respectively, which we believe was commercially reasonable rent for this office space.

Under our equity compensation plan adopted in 2009, or the 2009 Plan, we typically grant restricted shares to certain employees of RMR, some of whom are our executive officers.  In 2012, 2011 and 2010, we granted a total of 43,917 restricted shares with an aggregate value of $1,043, 40,850 restricted shares with an aggregate value of $922 and 36,950 restricted shares with an aggregate value of $985, respectively, to such persons, based upon the closing price of our common shares on the NYSE on the dates of grants.  One fifth of those restricted shares vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates.  These share grants to RMR employees are in addition to the fees we pay to RMR.  On occasion, we have entered into arrangements with former employees of RMR in connection with the termination of their employment with RMR, providing for the acceleration of vesting of restricted shares previously granted to them under the 2009 Plan.

CWH organized us as a 100% owned subsidiary.  In 2009, we completed our IPO, pursuant to which we ceased to be a majority owned subsidiary of CWH.  CWH is our largest shareholder and, as of the date of the filing of our Annual Report on Form 10-K for the year ended December 31, 2012, CWH owned 9,950,000 of our common shares, or approximately 18.2% of our outstanding common shares.  One of our Managing Trustees, Mr. Barry Portnoy, is a managing trustee of CWH.  Our other Managing Trustee, Mr. Adam Portnoy, is a managing trustee and the President of CWH.  The purchase agreements between us and CWH described below which were entered after we became a separate public company, were negotiated and approved by special committees of each company’s board of trustees, comprised solely of Independent Trustees who are not also Independent Trustees of the other party to these agreements.

In connection with our IPO, we and CWH entered into a transaction agreement that governs our separation from and relationship with CWH.  Pursuant to this transaction agreement, among other things, we and CWH agreed that, so long as CWH owns in excess of 10% of our outstanding common shares, we and CWH engage the same manager or we and CWH have any common managing trustees: (1) CWH will not acquire ownership of properties that are majority leased to government tenants, unless a majority of our Independent Trustees who are not also trustees of CWH have determined not to make the acquisition; (2) we will not acquire ownership of office or industrial properties that are not majority leased to government tenants, unless a majority of CWH’s independent trustees who are not also our Trustees have determined not to make the acquisition; and (3) we will have a right of first refusal to acquire any property owned by CWH that CWH determines to divest if the property is then majority leased to a government tenant, which right of first refusal will also apply in the event of an indirect sale of any such properties resulting from a change of control of CWH.  The provisions described in (1) and (2) do not prevent us from continuing to own and lease our current properties or properties otherwise acquired by us that cease to be majority leased to government tenants following the termination of government tenancies; and, similarly, the provisions described in (1) and (2) also do not prohibit CWH from leasing its current or future properties to government tenants.  We and CWH also agreed that disputes arising under the transaction agreement may be resolved by binding arbitration.

In June 2010, we purchased 15 properties (approximately 1,900,000 rentable square feet), which were majority leased to government tenants, from CWH for an aggregate purchase price of $231,000, excluding closing costs.  These 15 properties were subject to the right of first refusal CWH granted to us in the transaction agreement described above.  These purchase agreements with CWH include arbitration provisions for the resolution of disputes.

We, RMR, CWH and five other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company.  All of our Trustees, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC.  RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC.  Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of both a majority of our entire Board of Trustees and a majority of our Independent Trustees.  The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

As of December 31, 2012, we have invested $5,194 in AIC since we became an equity owner of AIC in December 2009.  Although we own less than 20% of AIC, we use the equity method to account for this investment because we believe that we have significant influence over AIC because all of our Trustees are also directors of AIC.  Our investment in AIC had a carrying value of $5,747, $5,409 and $5,195 as of December 31, 2012, 2011 and 2010, respectively, which amounts are included in other assets on our consolidated balance sheets.  For 2012, 2011 and 2010, we recognized income of $316 and $139 and a loss of $1, respectively, related to our investment in AIC.  We and the other shareholders of AIC have purchased property insurance providing $500,000 of coverage

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts.  This program was modified and extended in June 2012 for a one year term, and we paid a premium, including taxes and fees, of $410 in connection with that renewal, which amount may be adjusted from time to time as we acquire or dispose of properties that are included in this program.  Our annual premiums for this property insurance in 2011 and 2010 were $1,286 and $415, respectively.  We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance.  We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so.  By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

Note 6. Concentration

Tenant and Credit Concentration

We define annualized rental income as the annualized contractual base rents from our tenants pursuant to our lease agreements with them as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to us, and excluding lease value amortization.  The U.S. Government, 10 state governments and the United Nations combined were responsible for approximately 93.9%, 91.9% and 93.0% of our annualized rental income, excluding two properties classified as discontinued operations, as of December 31, 2012, 2011 and 2010, respectively.  The U.S. Government is our largest tenant by annualized rental income and was responsible for approximately 71.6%, 69.3% and 78.0% of our annualized rental income, excluding two properties classified as discontinued operations, as of December 31, 2012, 2011 and 2010, respectively.

Geographic Concentration

At December 31, 2012, our 82 properties, excluding two properties classified as discontinued operations, were located in 32 states and the District of Columbia.  Properties located in Maryland, California, the District of Columbia, Georgia, New York and Massachusetts were responsible for approximately 12.6%, 12.1%, 10.4%, 9.6%, 9.0% and 6.1% of our annualized rental income as of December 31, 2012, respectively.

Note 7. Indebtedness

At December 31, 2012 and 2011, our outstanding indebtedness consisted of the following:

	December 31,
	2012	2011
Unsecured revolving credit facility, due in 2015	$49,500	$345,500
Unsecured term loan, due in 2017	350,000	—
Mortgage note payable, 5.73% interest rate, including unamortized premium of $621, due in 2015(1)	49,274	50,118
Mortgage note payable, 6.21% interest rate, due in 2016(1)	24,441	24,713
Mortgage note payable, 7.00% interest rate, including unamortized premium of $878, due in 2019(1)	10,247	10,559
Mortgage note payable, 8.15% interest rate, including unamortized premium of $651, due in 2021(1)	9,165	9,993
	$492,627	$440,883

(1)                                     We assumed these mortgages in connection with our acquisition of certain properties.  The stated interest rates for these mortgage debts are the contractually stated rates.  We recorded the assumed mortgages at estimated fair value on the date of acquisition and we are amortizing the fair value premiums, if any, to interest expense over the respective terms of the mortgages to reduce interest expense to the estimated market interest rates as of the date of acquisition.

We have a $550,000 unsecured revolving credit facility that is available for general business purposes, including acquisitions.  The maturity date of our revolving credit facility is October 19, 2015 and, subject to the payment of an extension fee and meeting certain other conditions, includes an option for us to extend the stated maturity date of our revolving credit facility by one year to October 19, 2016.  In addition, our revolving credit facility includes a feature under which maximum borrowings may be increased to up to $1,100,000 in certain circumstances.  Borrowings under our revolving credit facility bear interest at a rate of LIBOR plus a spread of 150 basis points.  We also pay a facility fee of 35 basis points per annum on the total amount of lending commitments

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

under our revolving credit facility.  Both the interest rate spread and the facility fee are subject to adjustment based upon changes to our credit ratings.  As of December 31, 2012, the interest rate payable on borrowings under our revolving credit facility was 1.71%, and the weighted average annual interest rate for borrowings under our revolving credit facility was 1.75% and 2.19% for the years ended December 31, 2012 and December 31 2011, respectively.  As of December 31, 2012 we had $49,500 outstanding and $500,500 available under our revolving credit facility.

In January 2012, we entered into a five year $350,000 unsecured term loan. Our term loan matures on January 11, 2017, and is prepayable without penalty at any time.  In addition, our term loan includes a feature under which maximum borrowings may be increased to up to $700,000 in certain circumstances. Our term loan bears interest at a rate of LIBOR plus a spread, which was 175 basis points as of December 31, 2012.  The interest rate spread is subject to adjustment based upon changes to our credit ratings.  As of December 31, 2012, the interest rate for the amount outstanding under our term loan was 1.96% and the weighted average interest rate for the amount outstanding under our term loan was 1.99% for the period from January 12, 2012 to December 31, 2012.

Our revolving credit facility agreement and our term loan agreement provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default,  including a change of control of us and the termination of our business management agreement with RMR.  Our revolving credit facility agreement and our term loan agreement also contain a number of covenants,  including covenants that restrict our ability to incur debts or to make distributions under certain circumstances and require us to maintain financial ratios and a minimum net worth.

At December 31, 2012, five of our properties with an aggregate net book value of $122,682 were secured by four mortgage notes.  We assumed these mortgages in connection with certain of our acquisitions.  Our mortgage notes are non-recourse and do not contain any material financial covenants.

The required principal payments due during the next five years and thereafter under all our outstanding debt as of December 31, 2012 are as follows:

2013	$1,933
2014	2,072
2015	98,191
2016	24,708
2017	351,308
Thereafter	12,265
$490,477

Note 8. Fair Value of Financial Instruments

Our financial instruments at December 31, 2012, include cash and cash equivalents, restricted cash, rents receivable, mortgage notes payable, accounts payable, our revolving credit facility and our term loan, amounts due to related persons, other accrued expenses and security deposits. At December 31, 2012, the fair values of our financial instruments approximated their carrying values in our consolidated financial statements, except as follows:

	Carrying	Fair
	Amount	Value
Mortgage note payable, 5.73% interest rate, including unamortized premium of $621, due in 2015	$49,274	$51,117
Mortgage note payable, 6.21% interest rate, due in 2016	24,441	27,109
Mortgage note payable, 7.00% interest rate, including unamortized premium of $878, due in 2019	10,247	11,126
Mortgage note payable, 8.15% interest rate, including unamortized premium of $651, due in 2021	9,165	10,460
	$93,127	$99,812

We estimate the fair values of our mortgage notes payable by using discounted cash flow analyses and currently prevailing market terms as of the measurement date (Level 3 inputs as defined in the fair value hierarchy under GAAP).  Because our inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 9. Shareholders’ Equity

Share Awards

We have common shares available for issuance under the terms of our 2009 Plan.  As described in Note 5, we awarded common shares to our officers and certain employees of RMR in 2010, 2011 and 2012.  We also awarded to each of our Trustees 2,000 common shares in 2012 with an aggregate market value of $224 ($45 per Trustee), 2,000 common shares in 2011 with an aggregate market value of $256 ($51 per Trustee) and 1,500 common shares in 2010 with an aggregate market value of $208 ($42 per Trustee) as part of their annual compensation, based upon the closing price of our common shares on the NYSE on the date of grant. The common shares awarded to our Trustees vested immediately. The common shares awarded to our officers and certain employees of RMR vest in five equal annual installments beginning on the date of grant. We include the value of awarded shares in general and administrative expenses at the time the awards vest.

A summary of shares granted and vested under the terms of our 2009 Plan for the years ended December 31, 2012, 2011 and 2010, is as follows:

	2012		2011		2010
		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Grant Date	of	Grant Date	of	Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Unvested shares, beginning of year	64,270	$23.92	44,320	$25.21	20,080	$22.14
Shares granted	93,058	23.72	50,850	23.16	44,450	26.92
Shares vested	(81,224)	23.77	(30,900)	24.52	(20,210)	25.92
Unvested shares, end of year	76,104	23.84	64,270	23.92	44,320	25.21

The 76,104 unvested shares as of December 31, 2012 are scheduled to vest as follows: 27,863 shares in 2013, 23,264 shares in 2014, 16,373 shares in 2015 and 8,604 in 2016.  As of December 31, 2012, the estimated future compensation expense for the unvested shares was $1,824 based on the closing share price of our common shares on the NYSE on December 31, 2012 of $23.97.  The weighted average period over which the compensation expense will be recorded is approximately 22 months.  During the years ended December 31, 2012, 2011 and 2010, we recorded $1,598, $1,646 and $742, respectively, of compensation expense related to our 2009 Plan.

At December 31, 2012, 1,781,112 of our common shares remain available for issuance under the 2009 Plan.

Distributions

On February 24, 2012, May 24, 2012 and August 22, 2012 we paid a $0.42 per share distribution to our common shareholders.  On November 21, 2012 we paid a $0.43 per share distribution to our common shareholders.  On January 10, 2013, we declared a distribution payable to common shareholders of record on January 25, 2013 in the amount of $0.43 per share.  We paid this distribution on February 22, 2013.

Cash distributions per share paid or payable by us to our common shareholders for the years ended December 31, 2012, 2011, and 2010 were $1.69, $1.67 and $1.21, respectively. The characterization of our distributions paid or accrued in 2012, 2011 and 2010 was 80.36%, 92.88% and 98.34% ordinary income, respectively, and 19.64%, 7.12% and 1.66% return of capital, respectively.

Share Sales

On October 19, 2012, we issued 7,500,000 of our common shares in a public offering at a price of $23.25 per share, raising net proceeds of approximately $166,718.  We used the net proceeds from this offering to repay amounts outstanding under our revolving credit facility and for general business purposes, including funding acquisitions.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 10. Selected Quarterly Financial Data (Unaudited)

The following is a summary of our unaudited quarterly results of operations for 2012 and 2011.  Reclassifications have been made to the previously reported results to reflect two properties classified as discontinued operations as described in Note 4:

	2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Rental income	$49,997	$49,808	$53,593	$55,850
Net income	13,059	11,954	11,756	13,191
Net income per common share	0.28	0.25	0.25	0.25
Common distributions declared	0.42	0.42	0.42	0.43

	2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Rental income	$38,579	$41,451	$45,243	$51,106
Net income	10,254	10,932	11,563	13,248
Net income per common share	0.25	0.27	0.26	0.28
Common distributions declared	0.41	0.42	0.42	0.42

Amounts previously reported have been adjusted as follows:

	2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Rental income as previously reported in 2012	$50,455	$50,273	$54,083	$56,265
Total revenues reclassified as discontinued operations during the first quarter of 2013	(458)	(465)	(490)	(415)
Total revenues restated	$49,997	$49,808	$53,593	$55,850

	2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Rental income as previously reported in 2011	$39,228	$42,107	$45,889	$51,726
Total revenues reclassified as discontinued operations during the first quarter of 2013	(649)	(656)	(646)	(620)
Total revenues restated	$38,579	$41,451	$45,243	$51,106

Note 11. Pro Forma Information (Unaudited)

During the year ended December 31, 2012, we purchased 13 properties for an aggregate purchase price of $213,974, excluding acquisition costs.  In October 2012, we issued 7,500,000 of our common shares.  In January 2012, we entered into a $350,000 unsecured term loan to, among other things, repay amounts outstanding under our unsecured revolving credit facility.  During 2011, we purchased 16 properties for an aggregate purchase price of $444,050, including the assumption of $49,395 of mortgage debt and excluding acquisition costs.  Also in 2011, we amended our $500,000 revolving credit facility, to, among other

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

things, increase maximum borrowings under the facility to $550,000 and we issued 6,500,000 of our common shares.  The following table presents our pro forma results of operations as if these acquisitions and financing activities were completed on January 1, 2011. This pro forma data is not necessarily indicative of what our actual results of operations would have been for the periods presented, nor does it represent the results of operations for any future period. Differences could result from various factors, including but not limited to, additional property acquisitions, property sales, changes in interest rates and changes in our debt or equity capital structure, and such differences could be significant.

	For the Year Ended December 31,
	2012	2011
Total revenues	$227,753	$233,067
Net income	56,747	59,744
Per share data:
Net income	$1.04	$1.10

During the years ended December 31, 2012 and 2011, we recognized revenues of $62,380 and $22,951, respectively, and operating income of $19,219 and $4,947, respectively, arising from the above referenced acquisitions.

GOVERNMENT PROPERTIES INCOME TRUST

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012

(dollars in thousands)

			Initial Cost to Company				Cost amount carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Impairment/ Writedowns	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Montgomery	AL	$—	$920	$9,084	$22	$—	$920	$9,106	$10,026	$(341)	06/22/2011	2007
Phoenix	AZ	—	2,687	11,532	1,471	—	2,729	12,961	15,690	(4,831)	05/15/1997	1997
Safford	AZ	—	460	11,708	58	—	460	11,766	12,226	(732)	06/16/2010	1992
Fresno	CA	—	7,276	61,118	9	—	7,277	61,126	68,403	(15,854)	08/29/2002	1971
Sacramento	CA	—	2,290	35,891	2,420	—	2,290	38,311	40,601	(2,775)	12/17/2009	1988
Sacramento	CA	—	1,550	12,263	669	—	1,550	12,932	14,482	(945)	12/23/2009	1988
Sacramento	CA	—	1,450	9,465	1,038	—	1,450	10,503	11,953	(318)	09/14/2011	1992
San Diego	CA	—	2,916	12,456	1,284	—	2,967	13,689	16,656	(5,399)	03/31/1997	1994
San Diego	CA	—	4,269	18,316	869	—	4,347	19,107	23,454	(7,600)	03/31/1997	1996
San Diego	CA	—	685	5,530	423	—	685	5,953	6,638	(1,673)	06/24/2002	1986
San Diego	CA	—	5,250	10,549	2,223	—	5,250	12,772	18,022	(661)	07/16/2010	1981
Stockton	CA	—	563	5,470	—	—	563	5,470	6,033	(57)	07/20/2012	2012
Golden	CO	—	494	152	6,347	—	495	6,498	6,993	(2,348)	03/31/1997	1997
Lakewood	CO	—	936	9,160	412	—	936	9,572	10,508	(2,355)	10/11/2002	1981
Lakewood	CO	—	915	9,106	813	—	915	9,919	10,834	(2,356)	10/11/2002	1981
Lakewood	CO	—	1,035	9,271	630	—	1,036	9,900	10,936	(2,401)	10/11/2002	1981
Lakewood	CO	9,165	2,640	23,777	769	—	2,640	24,546	27,186	(1,804)	01/15/2010	1997
Washington	DC	—	12,008	51,528	20,601	—	12,227	71,910	84,137	(24,164)	03/31/1997	1996
Washington DC	DC	—	26,000	25,955	2,039	—	26,000	27,994	53,994	(1,534)	08/17/2010	1989
Plantation	FL	—	4,800	30,592	135	—	4,800	30,727	35,527	(1,276)	05/12/2011	1999
Tampa	FL	10,247	1,100	11,773	78	—	1,100	11,851	12,951	(662)	10/15/2010	1994
Atlanta	GA	—	425	4,119	119	—	425	4,238	4,663	(920)	07/16/2004	1967
Atlanta	GA	—	1,713	7,649	906	—	1,713	8,555	10,268	(1,862)	07/16/2004	1967
Atlanta	GA	—	372	3,600	148	—	372	3,748	4,120	(812)	07/16/2004	1967
Atlanta	GA	—	364	3,527	87	—	364	3,614	3,978	(754)	07/16/2004	1967
Atlanta	GA	—	1,122	10,867	337	—	1,122	11,204	12,326	(2,482)	07/16/2004	1967
Atlanta	GA	—	1,521	11,826	107	—	1,521	11,933	13,454	(2,505)	07/16/2004	1972
Atlanta	GA	—	10,250	27,933	88	—	10,250	28,021	38,271	(873)	09/30/2011	1968
Atlanta	GA	—	4,047	20,017	—	—	4,047	20,017	24,064	(209)	07/25/2012	2005

GOVERNMENT PROPERTIES INCOME TRUST

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(dollars in thousands)

			Initial Cost to Company				Cost amount carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Impairment/ Writedowns	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Ellenwood	GA	—	1,390	19,635	—	—	1,390	19,635	21,025	(205)	07/25/2012	2007
Savannah	GA	—	950	2,376	46	—	950	2,422	3,372	(144)	07/16/2010	1990
Boise	ID	—	1,152	12,755	—	—	1,152	12,755	13,907	(106)	09/11/2012	1996
Boise	ID	—	1,162	8,398	—	—	1,162	8,398	9,560	(70)	09/11/2012	1997
Boise	ID	—	1,076	7,873	—	—	1,076	7,873	8,949	(66)	09/11/2012	2002
Arlington Heights	IL	—	1,450	13,160	456	—	1,450	13,616	15,066	(1,019)	12/29/2009	2002
Indianapolis	IN	22,173	1,250	20,018	360	—	1,250	20,378	21,628	(637)	10/14/2011	2000
Indianapolis	IN	27,101	1,460	24,984	349	—	1,460	25,333	26,793	(790)	10/14/2011	2001
Indianapolis	IN	—	1,460	23,886	312	—	1,460	24,198	25,658	(755)	10/14/2011	2008
Kansas City	KS	—	640	9,932	741	—	640	10,673	11,313	(623)	06/16/2010	1990
Florence	KY	—	1,698	11,722	—	—	1,698	11,722	13,420	—	12/31/2012	1980
Boston	MA	—	5,100	17,293	465	—	5,100	17,758	22,858	(1,015)	08/17/2010	1988
Malden	MA	—	1,050	31,086	—	—	1,050	31,086	32,136	(2,001)	05/24/2010	2008
Quincy	MA	—	2,700	9,199	116	—	2,700	9,315	12,015	(433)	02/16/2011	1985
Stoneham	MA	—	1,670	11,035	258	—	1,670	11,293	12,963	(695)	06/16/2010	1987
Baltimore	MD	—	900	8,097	1,139	—	901	9,235	10,136	(3,398)	10/15/1998	1989
Germantown	MD	—	2,305	9,890	736	—	2,347	10,584	12,931	(4,096)	03/31/1997	1995
Landover	MD	24,441	4,110	36,371	114	—	4,110	36,485	40,595	(2,577)	02/26/2010	2004
Riverdale	MD	—	6,240	30,368	192	—	6,240	30,560	36,800	(2,317)	09/17/2010	1994
Rockville	MD	—	3,251	29,258	4,323	—	3,251	33,581	36,832	(11,435)	02/02/1998	1986
Windsor Hill	MD	—	1,598	10,219	—	—	1,598	10,219	11,817	(21)	11/16/2012	1972
Woodlawn	MD	—	2,220	14,750	86	—	2,220	14,836	17,056	(708)	02/15/2011	1973
Woodlawn	MD	—	1,515	6,759	12	—	1,515	6,771	8,286	(324)	02/15/2011	1973
Detroit	MI	—	630	18,002	—	—	630	18,002	18,632	(1,200)	04/23/2010	2009
Minneapolis	MN	—	3,990	18,186	987	—	3,990	19,173	23,163	(1,159)	07/16/2010	1980
Roseville	MN	—	672	6,045	1,162	—	672	7,207	7,879	(2,604)	12/01/1999	1987
Kansas City	MO	—	1,443	6,193	3,764	—	1,780	9,620	11,400	(3,640)	03/31/1997	1995
Kansas City	MO	—	2,776	12,070	—	—	2,776	12,070	14,846	(75)	09/27/2012	2011
Jackson	MS	—	440	25,458	—	—	440	25,458	24,898	(265)	07/25/2012	2009

GOVERNMENT PROPERTIES INCOME TRUST

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(dollars in thousands)

			Initial Cost to Company				Cost amount carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Impairment/ Writedowns	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Nashua	NH	—	3,000	14,052	88	—	3,000	14,140	17,140	(1,172)	08/31/2009	1997
Trenton	NJ	—	5,000	38,203	443	—	5,000	38,646	43,646	(1,919)	12/30/2010	1989
Albuquerque	NM	—	710	1,651	169	—	710	1,820	2,530	(114)	07/16/2010	1984
Albany	NY	—	790	6,400	—	—	790	6,400	7,190	(80)	06/22/2012	2004
Buffalo	NY	—	4,405	18,899	1,592	—	4,485	20,411	24,896	(8,202)	03/31/1997	1994
Holtsville	NY	—	6,530	17,711	769	—	6,530	18,480	25,010	(602)	08/31/2011	2000
New York	NY	—	36,800	66,661	175	—	36,800	66,836	103,636	(2,639)	05/27/2011	2008
Salem	OR	—	6,510	17,973	498	—	6,510	18,471	24,981	(449)	12/20/2011	2007
Columbia	SC	—	659	5,622	358	—	659	5,980	6,639	(943)	05/10/2006	1985
Columbia	SC	—	410	2,535	695	—	410	3,230	3,640	(164)	09/17/2010	1982
Columbia	SC	—	370	2,986	97	—	370	3,083	3,453	(171)	09/17/2010	1982
Memphis	TN	—	1,630	5,645	678	—	1,630	6,323	7,953	(344)	09/17/2010	1985
Waco	TX	—	2,030	8,708	2,123	—	2,060	10,801	12,861	(3,510)	12/23/1997	1997
Falls Church	VA	—	3,456	14,828	4,463	—	3,519	19,228	22,747	(8,162)	03/31/1997	1993
Stafford	VA	—	1,431	3,344	11	—	1,431	3,355	4,786	(125)	06/22/2011	1988
Stafford	VA	—	659	4,121	10	—	659	4,131	4,790	(155)	06/22/2011	1999
S. Burlington	VT	—	700	8,416	—	—	700	8,416	9,116	(577)	04/09/2010	2009
Everett	WA	—	2,155	9,823	—	—	2,155	9,823	11,978	(123)	06/28/2012	1985
Everett	WA	—	1,205	5,553	—	—	1,205	5,553	6,758	(69)	06/28/2012	1985
Richland	WA	—	2,515	10,790	706	—	2,587	11,424	14,011	(4,550)	03/31/1997	1995
Richland	WA	—	1,455	6,245	178	—	1,455	6,423	7,878	(2,569)	03/31/1997	1995
Milwaukee	WI	—	945	4,539	88	—	945	4,627	5,572	(182)	06/09/2011	2006
Falling Waters	WV	—	906	3,886	357	—	922	4,227	5,149	(1,599)	03/31/1997	1993
Cheyenne	WY	—	1,915	8,217	1,136	—	1,950	9,318	11,268	(3,751)	03/31/1997	1995
		$93,127	$242,542	$1,206,060	$74,352	$—	$243,611	$1,279,343	$1,522,954	$(175,052)

(1)                                     Excludes value of real estate intangibles. Aggregate cost for federal income tax purposes is approximately $1,675,339.

(2)                                     Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

GOVERNMENT PROPERTIES INCOME TRUST

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2012

(dollars in thousands)

Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate Properties	Accumulated Depreciation
Balance at December 31, 2009	$576,757	$113,027
Additions	389,863	17,946
Balance at December 31, 2010	966,620	130,973
Additions	378,275	26,615
Disposals	(1,314)	(1,314)
Balance at December 31, 2011	1,343,581	156,274
Additions	192,673	32,078
Disposals	(13,300)	(13,300)
Balance at December 31, 2012	$1,522,954	$175,052